MAA Reports Fourth Quarter Results

MEMPHIS, Tenn., Feb. 6, 2013 /PRNewswire/ -- MAA, (NYSE: MAA), today announced earnings results for the fourth quarter and full year of 2012.

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Net income available for common shareholders for the quarter ended December 31, 2012 was $22.3 million, or $0.52 per diluted common share, as compared to $18.8 million, or $0.49 per diluted common share, for the quarter ended December 31, 2011. Net income results for the quarter ended December 31, 2012 included $3.2 million, or $0.07 per diluted common share, related to the gain on the sale of one apartment community during the period, compared to $7.9 million, or $0.20 per diluted common share, included in the results for the quarter ended December 31, 2011 also related to a gain on the sale of one apartment community.

For the year ended December 31, 2012, net income available for common shareholders was $105.2 million, or $2.56 per diluted common share, as compared to $48.8 million, or $1.31 for the year ended December 31, 2011. Net income results for the year ended December 31, 2012 included $41.6 million, or $0.97 per diluted common share, related to gains on the sale of nine apartment communities during the year, while net income results for the year ended December 31, 2011 included $12.8 million, or $0.33 per diluted common share, related to gains on the sale of two apartment communities.

For the quarter ended December 31, 2012 Funds from Operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $53.4 million representing $1.21 per diluted share and unit, or per Share, as compared to $43.1 million, or $1.07 per Share, for the quarter ended December 31, 2011. On a per share basis, FFO grew 13% for the quarter ended December 31, 2012 from the quarter ended December 31, 2011.

For the year ended December 31, 2012, FFO was $196.3 million, or $4.57 per Share, compared to $155.5 million, or $3.98 per Share, for the year ended December 31, 2011. FFO per share for year ended December 31, 2012 grew 15% as compared to the prior year.

A reconciliation of FFO to net income attributable to MAA and an expanded discussion of the components of FFO can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, "Leasing conditions across the portfolio remain strong. MAA's portfolio of high quality properties diversified across the Sunbelt region, combined with increasing contribution from our development pipeline and an investment grade quality balance sheet, have the company well positioned to capture another record year of FFO per share results in 2013."

Fourth Quarter Highlights

  FFO per Share increased 13% to $1.21 for the fourth quarter of 2012 and 15% to $4.57 for the full year 2012 over the comparable periods in the prior year, both record performances for the company.
  Same store net operating income, or NOI, for the fourth quarter of 2012 increased a strong 8.5% as compared to the fourth quarter of 2011.  Full year 2012 same store NOI increased 6.6% compared to 2011, a record performance for the company.
  Physical occupancy for the same store portfolio averaged 95.6% for the fourth quarter of 2012 and average effective rents grew 4.8% over the same period in the prior year.
  Resident turnover remained historically low at 56.1% on a trailing twelve month basis.
  The company funded an additional $20.5 million of costs related to the development pipeline during the fourth quarter of 2012, completing construction at the second of five communities under development.
  Following quarter end, the company received a first time issuer investment grade rating from Standard & Poor's Rating Services of BBB – with a positive outlook, reaching its goal of achieving investment grade ratings from all three major rating agencies.
  MAA's Board of Directors approved payment of the 76th consecutive quarterly dividend at an annual rate of $2.78 per share, a 5.3% increase over the previous annual rate.

Fourth Quarter Same Store Operating Results
Same store operating results include 40,609 units in 136 communities that have comparable results for periods presented.

Percent Change From Three Months Ended December 31, 2011 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue	Expense	NOI	Occupancy	Rent per Unit
Large	7.1%	1.2%	11.4%	0.1%	5.9%
Secondary	3.9%	2.3%	5.1%	0.4%	3.5%
Total Same Store	5.6%	1.7%	8.5%	0.3%	4.8%

Same store NOI for the fourth quarter of 2012 increased 8.5% over the same period a year ago, based on a 5.6% increase in revenues and a 1.7% increase in operating expenses. The increase in revenues was primarily related to a 4.8% increase in average effective rent per unit combined with a 0.5% increase in average occupancy for the quarter. Physical occupancy for the same store portfolio ended the fourth quarter of 2012 at 95.4%, 0.3% above the same period a year prior. Operating expenses for the fourth quarter benefited from declines in repair and maintenance and utility expenses, as well as favorable adjustments to real estate taxes.

Full year same store NOI for 2012 increased 6.6%, based on a 4.7% increase in revenues and 2.2% increase in operating expenses as compared to the prior year. On a sequential quarterly basis, same store NOI grew 4.4% based on a 0.7% increase in revenues and a 4.3% decline in operating expenses, primarily related to seasonal declines in personnel, repair and maintenance and utility expenses.

A reconciliation of NOI to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Disposition Activity
In November, MAA sold one community, Walden Run, a 240-unit property located in the Atlanta, Georgia metropolitan area. MAA received gross proceeds of $13.6 million for the community, representing a 5.8% cap rate (based on in-place NOI less a 4% management fee and $350 per unit capital reserve). This sale brings MAA's total gross proceeds from dispositions for the full year to $113.2 million from nine communities averaging 25 years of age, representing an average cap rate of 6.8%.

Development and Redevelopment Activity
During the fourth quarter MAA acquired a two acre tract of land and began development of a 294-unit community located in Jacksonville, Florida. The planned community, 220 Riverside, is an urban infill project which is part of a larger redevelopment of Jacksonville's Central Business District. The total cost for the community is expected to be approximately $40.4 million, with the first units projected to be delivered in mid-2014.

Construction and lease-up continued on five communities during the quarter, including the new Jacksonville project. At the end of the fourth quarter, construction on two of the communities (Ridge at Chenal Valley located in Little Rock, Arkansas, and Venue at Cool Springs located in Nashville, Tennessee) was completed with both communities 77% occupied. Initial occupancies are expected to occur in the first half of 2013 for two other communities (1225 South Church Phase II, located in Charlotte, North Carolina, and River's Walk, located in Charleston, South Carolina). Initial occupancy for 220 Riverside, in Jacksonville, Florida, is expected in the second half of 2014.

During the fourth quarter, MAA funded an additional $20.5 million toward completion of the development communities, leaving an estimated $57.4 million remaining to complete funding of the current development pipeline.

MAA continues its redevelopment program at select communities throughout the portfolio. During 2012, a total of 3,236 units were renovated at an average cost of approximately $4,300 per unit, achieving average rental rate increases of 10% above non-renovated units.

Capital Expenditures
Recurring capital expenditures for the portfolio totaled $3.5 million for the fourth quarter of 2012, approximately $0.08 per Share, resulting in adjusted funds from operations, or AFFO, of $1.13 per Share for the quarter. For the full year, recurring capital expenditures totaled $26.5 million, approximately $0.62 per Share, resulting in adjusted funds from operations, or AFFO, of $3.96 per Share.

Total property capital expenditures for the fourth quarter of 2012 were $7.7 million on existing properties, and an additional $3.4 million on the redevelopment program. Total property capital expenditures for the full year 2012 were $44.7 million on existing properties and an additional $14.4 million on the redevelopment program.

A reconciliation of AFFO to net income attributable to MAA and an expanded discussion of the components of AFFO can be found later in this release.

Financing Activity
During the fourth quarter of 2012, MAA issued 342,600 shares of common stock through its At-the-Market, or ATM equity program. The shares were issued at an average price of $65.67 per share, for total net proceeds of $22.2 million which was primarily used to fund development activity and reduce borrowings under the company's credit facility.

In January 2013, MAA was assigned a first time issuer rating from Standard & Poor's Rating Services of BBB- with a positive outlook. This new rating, combined with the existing ratings from Moody's Investor Service (Baa2) and Fitch Ratings (BBB) reflects the company's strong balance sheet position and is expected to support efficient access to the public bond market in 2013.

Balance Sheet
As of December 31, 2012, MAA's debt-to-market capitalization was 37% (based on the December 31, 2012 closing stock price of $64.75), and MAA's debt-to-gross assets (based on gross book value at quarter end) was 44.1%. MAA had total debt outstanding of $1.7 billion at an average interest rate of 3.8%, with 95% of the total fixed or hedged against rising interest rates for an average of 4.6 years at December 31, 2012. At the end of the quarter MAA had over $300 million of capacity available under its unsecured credit facility. MAA's fixed charge coverage ratio (EBITDA divided by interest) was 4.4x at the end of the quarter, while net-debt-to-EBITDA was 6.5x. MAA reduced outstanding secured debt balances by $324 million during 2012 and ended the year with an unencumbered asset pool representing 53% of total gross assets.

76th Consecutive Quarterly Common Dividend Declared
MAA's Board of Directors voted to increase the quarterly dividend to an annual rate of $2.78 per common share and unit (a 5.3% increase) and declared its 76th consecutive quarterly common dividend which was paid on January 31, 2013 to holders of record on January 15, 2013.

2013 FFO per Share Guidance
MAA is providing initial guidance for 2013 FFO per Share based on its current and expected views of the apartment market and overall economic conditions. The company's guidance is based on several key variables and assumptions, which are summarized below and further detailed in the attached supplement. MAA intends to update its FFO per Share guidance to the market on a quarterly basis.

Full-year FFO per Share for 2013 is expected to be $4.73 to $4.93, or $4.83 at the mid-point. Guidance for 2013 includes combined FFO per Share dilution of approximately $0.12 per Share related to the company's development pipeline and asset recycling program, as well as an additional $0.01 per Share of expected non-cash charges related to debt refinancing activities. FFO per Share for the first quarter of 2013 is expected to be $1.13 to $1.25 per Share, or $1.19 at the mid-point.

The company's initial FFO guidance for 2013 is based on projections of same store property revenue growth of 4% to 5%, property operating expense growth of 3.5% to 4.5%, and NOI growth of 4% to 6%. Real estate taxes, which represent almost a quarter of total property operating expenses, are projected to grow 5.5% to 6.5%.

Recurring capital expenditures are projected to be $30 million, or approximately $0.67 per Share for 2013, producing AFFO of $4.06 to $4.26 per Share.

Additional information on the company's 2013 financial outlook and FFO guidance is included in the supplemental data accompanying this press release.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the MAA web site at www.maac.com. MAA will host a conference call to further discuss fourth quarter results on Thursday, February 7, 2013, at 9:00 AM Central Time. The conference call-in number is 866-861-4867 and the moderator's name is Leslie Wolfgang. MAA's filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc.

About MAA
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 49,591 apartment units throughout the Sunbelt region of the U.S. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development and renovation activity as well as other capital expenditures, capital raising activities, rent growth, occupancy and rental expense growth. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included herein may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
  failure of development communities to be completed, if at all, on a timely basis;
  failure of development communities to lease-up as anticipated;
  inability of a joint venture to perform as expected;
  inability to acquire additional or dispose of existing apartment units on favorable economic terms;
  unexpected capital needs;
  increasing real estate taxes and insurance costs;
  losses from catastrophes in excess of our insurance coverage;
  inability to acquire funding through the capital markets;
  the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;
  inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry shrink or cease to exist;
  changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
  loss of hedge accounting treatment for interest rate swaps and interest rate caps;
  the continuation of the good credit of our interest rate swap and cap providers;
  inability to meet loan covenants;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  inability to pay required distributions to maintain REIT status due to required debt payments;
  significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;
  imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes; and
  litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in its reports on Form 10-Q and Form 10-K.

CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands except per share data
	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Property revenues	$ 131,182	$ 112,774	$ 496,266	$ 429,789
Management fee income	212	266	899	1,017
Property operating expenses	(51,727)	(46,518)	(203,326)	(182,577)
Depreciation and amortization	(33,449)	(29,767)	(126,136)	(110,870)
Acquisition expense	(7)	(988)	(1,581)	(3,319)
Property management expenses	(5,600)	(5,458)	(22,084)	(20,700)
General and administrative expenses	(3,326)	(4,078)	(13,762)	(18,123)
Income from continuing operations before non-operating items	37,285	26,231	130,276	95,217
Interest and other non-property income	87	203	430	802
Interest expense	(15,773)	(14,734)	(58,751)	(57,415)
Loss on debt extinguishment	(659)	(644)	(654)	(755)
Amortization of deferred financing costs	(941)	(756)	(3,552)	(2,902)
Net casualty gains (loss) and other settlement proceeds	18	73	(6)	(619)
Gain on sale of non-depreciable and non-real assets	-	921	45	1,084
Income from continuing operations before
loss from real estate joint ventures	20,017	11,294	67,788	35,412
Loss from real estate joint ventures	(53)	(63)	(223)	(593)
Income from continuing operations	19,964	11,231	67,565	34,819
Discontinued operations:
Income from discontinued operations before gain on sale	77	847	577	3,625
Net casualty gain (loss) and other settlement proceeds in
discontinued operations	5	(5)	48	(12)
Gain on sale of discontinued operations	3,161	7,872	41,635	12,799
Consolidated net income	23,207	19,945	109,825	51,231
Net income attributable to noncontrolling interests	(900)	(1,187)	(4,602)	(2,410)
Net income available for common shareholders	$ 22,307	$ 18,758	$ 105,223	$ 48,821

Earnings per share - Diluted shares	42,247	40,149	42,937	39,087
Net income per share available for common shareholders - Diluted (1)	$0.52	$0.49	$2.56	$1.31

(1) Equals the more dilutive of the treasury stock or two class methods. The impact of partnership units is included in dilutive earnings per share calculations for the periods when it is dilutive to earnings per share.

FUNDS FROM OPERATIONS
In thousands except per share data
	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income attributable to MAA	$ 22,307	$ 18,758	$ 105,223	$ 48,821
Depreciation and amortization of real estate assets	32,843	29,200	123,767	108,660
Net casualty (gain) loss and other settlement proceeds	(23)	(68)	(42)	631
Depreciation and amortization of real estate assets
of discontinued operations	93	1,331	2,507	5,557
Gain on sale of discontinued operations	(3,161)	(7,872)	(41,635)	(12,799)
Depreciation and amortization of real estate assets
of real estate joint ventures	450	554	1,887	2,262
Net income attributable to noncontrolling interests	900	1,187	4,602	2,410
Funds from operations	53,409	43,090	196,309	155,542
Recurring capital expenditures	(3,532)	(3,974)	(26,464)	(26,388)
Adjusted funds from operations	$ 49,877	$ 39,116	$ 169,845	$ 129,154

Weighted average common shares and units - Diluted	44,040	40,134	42,911	39,051

Funds from operations per share and unit - Diluted	$1.21	$1.07	$4.57	$3.98
Adjusted funds from operations per share and unit - Diluted	$1.13	$0.97	$3.96	$3.30

CONSOLIDATED BALANCE SHEETS
In thousands
	Dec 31, 2012	Dec 31, 2011
Assets
Real estate assets
Land	$ 386,670	$ 333,846
Buildings and improvements	3,170,413	2,879,289
Furniture, fixtures and equipment	98,044	92,170
Capital improvements in progress	52,455	53,790
	3,707,582	3,359,095
Accumulated depreciation	(1,027,618)	(961,724)
	2,679,964	2,397,371
Land held for future development	1,205	1,306
Commercial properties, net	8,065	8,125
Investments in real estate joint ventures	4,837	17,006
Real estate assets, net	2,694,071	2,423,808
Cash and cash equivalents	9,075	57,317
Restricted cash	808	1,362
Deferred financing costs, net	13,842	14,680
Other assets	29,166	29,195
Goodwill	4,106	4,106
Total assets	$ 2,751,068	$ 2,530,468

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$ 1,190,848	$ 1,514,755
Unsecured notes payable	483,000	135,000
Accounts payable	4,586	2,091
Fair market value of interest rate swaps	21,423	33,095
Accrued expenses and other liabilities	94,719	91,718
Security deposits	6,669	6,310
Total liabilities	1,801,245	1,782,969
Redeemable stock	4,713	4,037
Shareholders' equity
Common stock	422	389
Additional paid-in capital	1,542,999	1,375,623
Accumulated distributions in excess of net income	(603,315)	(621,833)
Accumulated other comprehensive losses	(26,054)	(35,848)
Total MAA shareholders' equity	914,052	718,331
Noncontrolling interest	31,058	25,131
Total equity	945,110	743,462
Total liabilities and shareholders' equity	$ 2,751,068	$ 2,530,468

SHARE AND UNIT DATA
In thousands
	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
NET INCOME SHARES (1)
Weighted average common shares - Basic	42,247	38,133	41,039	36,995
Weighted average partnership units outstanding	-	1,942	1,834	1,992
Effect of dilutive securities	-	74	64	100
Weighted average common shares - Diluted	42,247	40,149	42,937	39,087
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	44,006	40,075	42,873	38,987
Weighted average common shares and units - Diluted	44,040	40,134	42,911	39,051
PERIOD END SHARES AND UNITS
Common shares at December 31,	42,316	38,959	42,316	38,959
Partnership units at December 31,	1,732	1,938	1,732	1,938

(1) For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to
Condensed Consolidated Financial Statements in our Form 10-Q filed with the Securities and Exchange Commission.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, any amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Average Effective Rent
Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store includes recent acquisitions and communities in development or lease-up.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year.

Communities that have been approved by the Board of Directors for disposition are excluded from our Same Store Portfolio.

Within our Same Store Portfolio communities are designated as operating in Large or Secondary markets.

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com